Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2011 Stock Incentive Plan of CEVA Inc. and the Inducement Award of our reports dated March 1, 2023, with respect to the consolidated financial statements of CEVA Inc. and the effectiveness of internal control over financial reporting of CEVA Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Haifa, Israel	Kost Forer Gabbay & Kasierer
May 23, 2023	A Member of Ernst & Young Global